Exhibit 99.1

ENTERPRISE ELECTS OFFICERS

Houston, Texas (January 30, 2020) – Enterprise Products Partners L.P. (NYSE:EPD) today announced that the board of directors of its general partner has elected its officers, which are effective immediately.  A. J. “Jim” Teague and W. Randall Fowler have each been elected to the role of co-chief executive officer (“co-CEO”).  Mr. Teague and Mr. Fowler will continue to serve as directors on the board of Enterprise’s general partner and members of the four-person Office of the Chairman, which also includes Randa Duncan Williams, chairman of Enterprise’s general partner and chairman of privately-held Enterprise Products Company, and Richard H. Bachmann, vice chairman of the board of Enterprise’s general partner and president and chief executive officer of Enterprise Products Company.  Mr. Fowler will continue his role as chief financial officer.

Also re-elected to the executive leadership team were Brent B. Secrest, executive vice president and chief commercial officer; Graham W. Bacon, executive vice president and chief operating officer; Robert D. Sanders, executive vice president, asset optimization; Harry P. “Hap” Weitzel, director, executive vice president, general counsel and secretary; Richard Daniel Boss, executive vice president of accounting, information technology and risk; and Christian M. Nelly, executive vice president of finance, investor relations and treasurer.

“We are very proud of our 7,000 employees and our management team,” said Randa Duncan Williams, chairman of Enterprise’s general partner.  “Enterprise’s officer group reflects a seasoned team with average industry experience of over 27 years each.  This team has a demonstrated history of significant contributions toward our success.  Jim and Randy have been constants in Enterprise’s leadership and success since 1999.  Jim’s recommendation to transition to the co-CEO model in many ways reflects the manner in which Enterprise operates today.  Jim and Randy have complementary skill sets and diverse backgrounds.  While they will jointly be responsible for all aspects of the partnership, Jim’s principal focus areas will continue to be the commercial, operations and engineering functions, while Randy’s will be the finance, accounting, information technology and risk management functions.”

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 Bcf of natural gas storage capacity.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and its general partner expect, believe or anticipate will or may occur in the future are forward-looking statements.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors  included in Enterprise’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745
            Rick Rainey, Media Relations (713) 381-3635

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